EXHIBIT 99

VIA NET.WORKS investor contact:

Matt S. Nydell, General Counsel

VIA NET.WORKS

Ph:  +44 178 489 8959 Fax:  +44 178 489 8880

e-mail: ir@vianetworks.com

VIA NET.WORKS reports 2nd quarter 2003 financial results

Highlights:

•                                          VIA continued to execute against its Strategic Plan during the quarter with significant outsourcing arrangements concluded and new products and platforms launched

•                                          Confirms guidance for reaching net cash flow break-even during 2004

•                                          Financial highlights for the three months and six months ended June 30, 2003 were:

•                  Adjusted continuing revenue (1) of $16.6 million for the 3 months ended June 30, 2003, essentially flat as compared to the same period in 2002

•                  Adjusted continuing operating costs for Internet services for the 6 months ended June 30, 2003 were 48% of adjusted continuing revenue, compared with 57% in the same period in 2002

•                  Operating loss from continuing operations of ($10.1 million) for the three months ended June 30, 2003, compared with a loss of ($12.4 million) in the same period in 2002

•                  Net loss from continuing operations of ($10.7 million) for the half year ended June 30, 2003 represents a significant improvement as compared with ($19.0 million) in the same period in 2002

•                                          Continued improvements in reducing cash outflow during the half year ended June 30, 2003 and continued close management of cash reserves:

•                  Cash outflow of ($15.0 million) for the half year ended June 30, 2003, a 39% improvement over the same period in 2002

•                  Retained $82.8 million of cash and no material debt at June 30, 2003

•                                          Sold loss-making Italian operation in order to maintain focus on those countries where VIA has significant operations and growth potential

Amsterdam, The Netherlands (August 15, 2003) — VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today reported results for the quarter ended June 30, 2003. VIA also confirmed that it remains on target for achieving net cash flow break-even during the course of 2004.

Chief Executive Officer Rhett Williams commented, “VIA continues to make progress in seeking to achieve net cash flow break-even during 2004. As expected, we have experienced turbulence in our revenue trend as a result of the actions we have taken

(1) VIA sold its operations in Brazil and Mexico during the second and third quarters of 2002 respectively. These dispositions were structured in such a way that they were not accounted for as discontinued operations and therefore their partial year results continue to be reported in our consolidated results of operations for 2002. As VIA will not consolidate any future results from the Brazilian and Mexican operations, management believes it is more meaningful to analyze trends on the results after excluding the results of Brazil and Mexico from the comparative period ended June 30, 2002. All references in the subsequent discussion that refer to “adjusted continuing operations” exclude the results of the Brazilian and Mexican operations. A reconciliation of such adjusted continuing measures to reported measures is provided in Appendix 1 to this release.

to deliver medium-term growth, yet we continue to drive for further operational improvements through our strategic outsourcing initiatives. We have not shied away from making the difficult decisions needed to keep us focused on a path to profitability. We have brought new products to the market, new disciplines to our organization and new platforms to our back-office. These, combined with a strong customer-focused culture, are helping us fulfill the objectives we set out in the strategic plan.  The road to profitability is bumpy, especially when you’re moving as quickly as we are, but we remain on track to reach our key objectives.”

VIA continues to execute on its 2003-2005 Strategic Plan and take actions that contribute both to increased operational performance and future revenue growth.

On the side of improving operational performance, VIA has re-aligned the management organization of VIA along functional lines, and has begun the process of standardizing across all of our operations a common set of systems, processes and controls.  During this quarter, the Company:

•                  Completed a strategic arrangement with Dimension Data Holdings plc for the outsourcing of VIA’s network management and monitoring infrastructure.  The transition to Dimension Data’s network management is expected to be completed by the end of 2003.  Upon completion, this arrangement will provide VIA with significantly better network management capabilities, scope and scale.

•                  Acquired new billing and customer management software from Inovaware Corporation, a leading provider of billing and customer management systems, with a target of transitioning all VIA operations to the new system by the first quarter 2004.

•                  Introduced a state-of-the-art hosting platform based on Sphera Corporation’s Hosting Business Suite for our hosting customers in the US with plans to roll the platform out in other operations. This platform provides VIA with a more robust and scaleable platform for shared hosting customers and resellers.

•                  Continued personnel reductions, reducing total headcount to 480 as compared to 539 at the beginning of the quarter, and as compared to 575 at the start of the year.

On the side of revenue growth, VIA continues to position itself for solid future growth opportunities through improving the quality of the Company’s sales force, rationalizing its existing product portfolio and introducing new products, and making better use of and refocusing the direct and indirect sales channels.  During the quarter, the Company:

•                  Introduced a resale voice product in the Netherlands with plans to expand the offering to other key markets.  This new product enables VIA to offer a more complete solution for our customers’ communication needs.

•                  Continued to focus sales and marketing teams on specific industry segments. For example, we began to see positive early results from bundled product sales to major retail chains.

•                  Introduced a targeted customer churn reduction program led by senior management.

Since the end of the quarter, VIA has continued its efforts through the following:

•                  The sale of the Company’s loss-making Italian operation in order to maintain focus on those countries where VIA has significant operations and growth potential

•                  Completed a significant outsourcing arrangement with Accenture LLP under which VIA will use Accenture’s financial shared service center to perform back-office transaction processing and certain other finance and administrative functions.  The transition of functions should be completed within the first quarter of 2004.  VIA expects that the centralization and outsourcing of these functions will significantly improve the internal financial information flows and the efficiency and scalability of the Company’s finance operations.  Moreover, together with the new billing and customer care system, the implementation of the financial shared service center will provide VIA’s management with greater visibility of its operations.

These efforts will drive the Company’s performance toward achieving the goals of its Strategic Plan and will also provide VIA with a stable and scaleable platform on which it can pursue significant growth opportunities in the future.

Adjusted Continuing Revenue for the three months ended June 30, 2003 was $16.6 million as compared to $16.4 million for the three months ended June 30, 2002 and $17.8 million for the three months ended March 31, 2003.  This 6% decrease compared with the first quarter of 2003 can be attributed in part to the actions taken in implementing the 2003-2005 Strategic Plan. VIA has replaced approximately one third of its sales professionals and approximately 50% of its country sales managers during the half year ended June 30, 2003. We have continued to rationalize our product portfolio, and seek to optimize our sales channels through the recruitment of resellers and other value-added partners. We have taken actions, targeted to reduce the levels of undesired customer churn that we have experienced historically. We expect to begin to see the positive results of these actions in the medium term future.

Adjusted continuing revenue for the first half of 2003 was $34.4 million, a 12% improvement over the same period in 2002. Excluding the impact of foreign exchange movements, adjusted continuing revenue for the six months ended June 30, 2003 reduced by 5% when compared with the six months ended June 30, 2002.

Adjusted Continuing Operating Costs for Internet services were ($7.8 million) or 47% of adjusted continuing revenues for the three months ended June 30, 2003 as compared to ($9.0 million) or 55% of adjusted continuing revenues for the three months ended June 30, 2002 and ($8.5 million) or 48% of adjusted continuing revenues for the quarter ended March 31, 2003.

This improvement is primarily due to continued success we have had in reducing network access costs with key vendors. Adjusted continuing operating costs for Internet services for the three months ended June 30, 2003 benefited from the release of telecommunication cost accruals in respect of disputed charges and line cancellation credits of $0.6 million.

Adjusted continuing operating cost for Internet services was ($16.3 million) or 48% of adjusted continuing revenue for the six months ended June 30, 2003, compared with ($17.6 million) or 57% of adjusted continuing revenue for the six months ended June 30, 2002.  Excluding the impact of foreign exchange movements, adjusted continuing operating costs for Internet services reduced by 20% for the six months ended June 30, 2003 compared with the six months ended June 30, 2002.

Adjusted Continuing Selling, General and Administrative Expense (SG&A) was ($15.7 million) for the quarter ended June 30, 2003 as compared with ($15.8 million) for the quarter ended June 30, 2002 and ($14.7 million) for the quarter ended March 31, 2003. Bad debt expense was ($0.4 million) in the 2nd quarter of 2003 compared with a bad debt benefit of $1.1 million in the same period in 2002, and an expense of ($0.2 million) in the quarter ended March 31, 2003.

 Adjusted continuing SG&A was ($30.4 million) for the half year ended June 30, 2003 an 8% reduction when compared with ($33.2 million) for the half year ended June 30, 2002.  Excluding the impact of foreign exchange movements, adjusted continuing SG&A expense reduced by 15% compared with the six months ended June 30, 2002.

The decrease in adjusted continuing SG&A for the half year ended June 30, 2003 as compared to the same period in 2002 has been achieved in spite of a bad debt expense of ($0.6 million) in the half year ended June 30, 2003 compared with a bad debt benefit of $1.9 million in the same period in 2002.

Operating Loss From Continuing Operations was ($10.1 million) for the quarter ended June 30, 2003 an 18% improvement compared with ($12.4 million) for the quarter ended June 30, 2002 and a 21% decline compared with ($8.4 million) for the quarter ended March 31, 2003.

Operating loss from continuing operations was ($18.5 million) for the half year ended June 30, 2003, compared with ($28.4 million) for the half year ended June 30, 2002.

Net Loss From Continuing Operations was ($5.2 million) for the quarter ended June 30, 2003 as compared with ($0.8 million) for the quarter ended June 30, 2002 and with ($5.4 million) for the quarter ended March 31, 2003. The net loss from continuing operations includes net foreign currency gains of  $4.7 million and $11.0 million for the 2nd quarter of 2003 and 2002, respectively.

Net loss from continuing operations of ($10.7 million) for the half year ended June 30, 2003 represents a significant improvement as compared with ($19.0 million) for the half year ended June 30, 2002.

Cash and Cash Equivalents held by VIA as of June 30, 2003 were $82.8 million and restricted cash as of June 30, 2003 was $940,000.  The change in cash during the three months ended June 30, 2003, defined as the net decrease in cash and cash equivalents, was ($8.3 million) compared to ($8.7 million) in the three months ended June 30, 2002 and compared to ($6.7 million) in the three months ended March 31, 2003.  Excluding the impact of foreign exchange gains and monies expended in the repurchase of VIA treasury stock, the change in cash and cash equivalents for the three months ended June 30, 2003 was ($8.1 million), compared to ($11.2 million) in the three months ended June 30, 2002 and compared to ($7.5 million) in the three months ended March 31, 2003. VIA spent ($0.8 million) on the repurchase of VIA treasury stock in the second quarter of 2003, compared with $nil in the second quarter of 2002 and $nil in the first quarter of 2003.

The change in cash during the six months ended June 30, 2003 was ($15.0 million) compared to ($24.7 million) for the six months ended June 30, 2002.

2003  -  2004 Outlook: Despite the challenges of pursuing revenue growth while making significant operational improvements, VIA continues to expect that net cash flow (defined as the movement in cash and cash equivalents) will reach the break-even point during the course of 2004.  In addition, the Company has previously provided guidance of delivering revenues of $70 - $75 million for the full year 2003.  Management continues to expect that VIA’s full year revenue will be within that range, although most likely at the lower end of the range, assuming no significant adverse movements in foreign currency exchange rates, particularly the Euro to US Dollar exchange rate.  The Company also expects to further reduce reported losses from continuing operations, as well as the cash used in operating activities. The Company believes that its available cash will be sufficient to fund expenditures under the Strategic Plan and its working capital and capital expenditure requirements until it achieves positive net cash flow, at which time VIA expects to have substantial cash reserves remaining.

Earnings Call: VIA will host a conference call to discuss its first quarter results on August 18, 2003 at 8.45 a.m. EDT. This call will be open to the public as a simultaneous audio web cast over the Internet. Listeners can access this web cast by following the instructions posted on the Investor Relations page of the VIA’s web site at http://www.vianetworks.com. The call will also be available for replay in its entirety from 11am EDT on August 18, 2003. You can listen to the replay over the Internet by going to the Investor Relations page of VIA’s web site at http://www.vianetworks.com and following the posted instructions, or by dialing 877-519-4471 (U.S.) or +1-973-341-3080 (international), access code 4112085 for both.

About VIA NET.WORKS Inc.

VIA NET.WORKS, Inc. (Nasdaq, Euronext: VNWI) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. VIA’s local operations offer a comprehensive portfolio of flexible and reliable managed services including Internet access, DSL and lease line connectivity, VPNs, hosting, security, applications and voice. Through its bundled solutions and market-specific partner relationships, VIA is in a unique position to deliver long-term value-added services to its many customers. For further information, please visit our website: www.vianetworks.com

Note to Investors

Statements in this press release regarding VIA’s business that are not historical facts, including but not limited to statements generally regarding the company’s strategic plan, and projections regarding improved financial impacts of planned organizational re-alignment, outsourcing projects, new product roll-out and cost reductions in general, are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include unanticipated costs associated with implementing our 2003-2005 Strategic Plan; delays in implementing outsourcing and back-office projects, which could delay anticipated cost savings and planned operational improvements, difficulties in retaining key personnel as a result of the planned organizational changes, unanticipated additional costs associated with retaining key personnel or planned headcount reductions, which would increase our costs or delay implementation of our organization improvements, changes in competitive, regulatory or economic conditions or unanticipated further market declines in one or more of VIA’s operating markets, which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; fluctuation in exchange rates, particularly in the Euro and British Pound currencies, which could impact US dollar denominated reported revenue; and other risk factors listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 14, 2003. By making these forward-looking statements, VIA undertakes no obligation to update these statements for revisions or changes after the date of this release.

VIA NET.WORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2002	2003	2002	2003

Revenue	19,036	16,612	37,030	34,378
Operating costs and expenses:
Internet services	10,572	7,829	21,592	16,349
Selling, general and administrative	17,836	15,713	38,045	30,410
Restructuring and impairment charges	—	1,415	—	2,282
Depreciation and amortization	3,034	1,799	5,814	3,848
Total operating costs and expenses	31,442	26,756	65,451	52,889
Operating loss from continuing operations	(12,406)	(10,144)	(28,421)	(18,511)
Interest income	664	290	1,364	719
Interest expense	(20)	(3)	(57)	(7)
Other expense, net	(118)	(96)	(446)	(144)
Foreign currency gains, net	11,046	4,711	8,555	7,260
Loss from continuing operations before income taxes	(834)	(5,242)	(19,005)	(10,683)
Income tax	—	—	—	—
Net loss from continuing operations	(834)	(5,242)	(19,005)	(10,683)
Discontinued operations:
Loss from discontinued operations	(1,915)	(471)	(3,301)	(505)
Gain on disposal of discontinued operations, less $50 of transaction costs	2,434	—	2,434	—
Net loss	(315)	(5,713)	(19,872)	(11,188)
Basic and diluted loss per share:
Continuing operations	(0.01)	(0.09)	(0.32)	(0.18)

Discontinued operations	(0.00)	(0.01)	(0.01)	(0.01)
Net loss per share-basic and diluted	(0.01)	(0.10)	(0.33)	(0.19)

Shares used in computing basic and diluted loss per share	60,147,704	59,494,788	60,147,704	59,494,788

VIA NET.WORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except share data)

	December 31, 2002	June 30, 2003
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$97,813	$82,819
Restricted cash	895	940
Trade and other accounts receivable, net of allowance of $4,529 and $2,509 respectively	13,037	12,754
Assets of operation held for sale	—	867
Assets of business transferred under contractual arrangement	—	424
Other current assets	3,900	5,668
Total current assets	115,645	103,472
Property and equipment, net	13,696	11,900
Goodwill, net	9,189	9,608
Other non-current assets	762	724
Deferred tax asset	3,387	3,387
Assets of business transferred under contractual arrangement	3,142	2,670
Total assets	$145,821	$131,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,897	$12,133
VAT and other taxes payable	922	160
Short-term notes, current portion of long-term debt and capital lease obligations	63	11
Deferred revenue	13,516	13,199
Accrued expenses	9,922	8,635
Deferred tax liability	3,387	3,387
Liabilities of operation held for sale	—	1,681
Liabilities of business transferred under contractual arrangement	—	454
Other current liabilities	2,092	1,830
Total current liabilities	37,799	41,490
Long-term debt and capital lease obligations, less current portion	46	20
Liabilities of business transferred under contractual arrangement	3,396	2,890
Total liabilities	41,241	44,400

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.001 par value; 132,500,000 shares authorized; 60,844,900 and 61,015,577 shares issued and outstanding; respectively	61	61
Additional paid-in capital	555,574	555,706
Treasury stock, 697,196 and 1,520,789 shares; respectively	(733)	(1,521)
Accumulated deficit	(427,574)	(438,762)
Accumulated other comprehensive loss	(22,463)	(27,843)
Accumulated other comprehensive loss of businesses transferred under contractual arrangements	(285)	(280)
Total stockholders’ equity	104,580	87,361
Total liabilities and stockholders’ equity	$145,821	$131,761

VIA NET.WORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

(Unaudited)

	For the six months ended June 30,
	2002	2003
Cash flows from operating activities:
Net loss from continuing operations	(19,005)	(10,683)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	5,814	3,848
Impairment of fixed assets	—	134
Employee stock compensation	527	—
(Benefit)/provision for doubtful accounts receivable	(1,923)	633
Unrealized foreign currency transaction gains	(6,466)	(5,850)
Write-off of note receivable from related party	292	—
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	4,630	717
Other current assets	(1,350)	(1,989)
Other non-current assets	(67)	14
Accounts payable	2,696	4,013
VAT and other taxes payable	(556)	(819)
Accrued expenses	(4,385)	(1,276)
Other current liabilities	(299)	(193)
Deferred revenue	137	(651)
Net cash used in operating activities	(19,956)	(12,102)
Cash flows from investing activities:
Increase in restricted cash	(1,163)	(45)
Proceeds from the disposition of operating subsidiaries	31	—
Purchases of property, equipment and other assets	(1,539)	(1,874)
Note receivable from related party	(1,000)	—
Repayment of note receivable from related party	708	—
Net cash used in investing activities	(2,963)	(1,919)
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	(1,527)	(84)
Purchase of Treasury stock	—	(788)
Proceeds of issuance of common stock, net	—	133
Net cash used in financing activities	(1,527)	(739)
Cash flows used by discontinued operations	(827)	(30)
Effect of currency exchange rate changes on cash	524	(204)
Net decrease in cash and cash equivalents	(24,749)	(14,994)
Cash and cash equivalents, beginning of period	137,854	97,813
Cash and cash equivalents, end of period	113,105	82,819

Appendix 1

Adjusted Continuing Operations

As VIA will not consolidate any future results from the Brazilian and Mexican operations, management believes it is more meaningful to analyze trends on the results after excluding the results of Brazil and Mexico from the comparative period ended June 30, 2002 as detailed in the table below. All references in the preceding discussion that refer to “adjusted continuing operations” exclude the results of the Brazilian and Mexican operations.

Three months ended June 30	Total Continuing Operations	Brazil Results of Operations	Mexico Results of Operations	Adjusted Continuing Operations

2002 Revenue	19,036	552	2,102	16,382
2003 Revenue	16,612	—	—	16,612
2002 Internet services	10,572	199	1,374	8,999
2003 Internet services	7,829	—	—	7,829
2002 SG&A costs	17,836	378	1,629	15,829
2003 SG&A costs	15,713	—	—	15,713

Six months ended June 30	Total Continuing Operations	Brazil Results of Operations	Mexico Results of Operations	Adjusted Continuing Operations

2002 Revenue	37,030	1,368	4,951	30,711
2003 Revenue	34,378	—	—	34,378
2002 Internet services	21,592	532	3,488	17,572
2003 Internet services	16,349	—	—	16,349
2002 SG&A costs	38,045	988	3,828	33,229
2003 SG&A costs	30,410	—	—	30,410